Exhibit 16.1

September 22, 2023

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are independent registered public accounting firm for Assure Holdings Corp. (the “Company”). We have read the Company’s disclosure set forth under the heading “Changes in Certifying Accountants” in the Company’s registration statement on Form S-1 dated September 22, 2023 (the “Registration Statement”) and are in agreement with the disclosure in the Registration Statement, insofar as it pertains to our firm.

Sincerely,

/s/ Baker Tilly US, LLP